Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 9, 2012 (this “Amendment”), is entered into among SS&C TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), SS&C TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Parent”), the other Guarantors party hereto, the Lenders party hereto, and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Parent, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of December 15, 2011 (as amended or modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendment.

(a) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Acquired Business” means the Thomson Reuters PORTIA® business.

“Certain Funds Provisions” means the provisions of the sixth paragraph of that certain commitment letter, dated February 28, 2012, among the Borrower, the Arranger and Bank of America.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“First Amendment” means the First Amendment to Credit Agreement dated as of the First Amendment Effective Date, by and among the Borrower, the Parent, the other Guarantors, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means May 9, 2012.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition or Debt Issuance, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Disposition, any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Parent or any Subsidiary after such Disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Disposition (which deduction under this subclause (d) shall no longer apply upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this subclause (d) or, if such liabilities have not been satisfied in cash and such reserve not reversed within two (2) years of the date of the relevant transaction); it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition or Debt Issuance, but only as and when so received.

“PORTIA® Acquisition” means the Acquisition by the Borrower, directly or indirectly, of all or substantially all of the assets of the Acquired Business on the First Amendment Effective Date pursuant to the terms of the Purchase Agreement.

“Purchase Agreement” means the Asset Purchase Agreement, dated as of February 28, 2012, by and among the Seller and the Borrower.

“Seller” means Thomson Reuters (Markets) LLC, a Delaware limited liability company.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the First Amendment Effective Date is $175,000,000.

(b) The following definitions in Section 1.01 of the Credit Agreement are hereby amended to read as follows:

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to such Lender’s portion of an outstanding Incremental Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of such Incremental Term Loan held by such Lender at such time, and (c) and with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.01(d), as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15(iv).

“Applicable Rate” means (a) with respect to an Incremental Term Loan, the percentage(s) per annum set forth in the applicable Incremental Term Loan Agreement, and (b) with respect to the Revolving Loans, the Term Loan, the commitment fee payable pursuant to Section 2.09(a) and the Letter of Credit Fee, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Letters of Credit	Eurocurrency Rate Loans	Base Rate Loans
1	>2.50:1	0.40%	2.50%	2.50%	1.50%
2	<2.50:1 but >2.0:1	0.35%	2.25%	2.25%	1.25%
3	<2.00:1.0 but >1.50:1.0	0.30%	2.00%	2.00%	1.00%
4	<1.50:1.0 but >1.00:1.0	0.25%	1.75%	1.75%	0.75%
5	<1.00:1.0 but >0.50:1.0	0.20%	1.50%	1.50%	0.50%
6	<0.50:1.0	0.20%	1.25%	1.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the First Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b) for the fiscal quarter ending June 30, 2012 shall be Pricing Tier 3.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and book manager.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term Loan Commitment of such Lender and/or the Incremental Term Loan Commitment of such Lender.

“Fee Letter” means the letter agreement, dated May 9, 2012, among the Borrower, the Administrative Agent and the Arranger.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice (or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan, the Term Loan or an Incremental Term Loan.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, the Term Loan or an Incremental Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Maturity Date” (a) as to the Revolving Loans, Swing Line Loans, Letters of Credit (and the related L/C Obligations) and the Term Loan, May 9, 2017, and (b) as to an Incremental Term Loan, the final maturity date for such Incremental Term Loan as set forth in the applicable Incremental Term Loan Agreement; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

(c) The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended by adding the following as the last sentence of such definition:

Notwithstanding anything in this Agreement to the contrary, the PORTIA® Acquisition shall be deemed a Permitted Acquisition.

(d) The title of Section 2.01 of the Credit Agreement is hereby amended to read as follows:

Revolving Loans, Term Loan and Incremental Term Loans.

(e) Section 2.01(b) of the Credit Agreement is hereby amended to read as follows:

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the First Amendment Effective Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(f) Section 2.01(d)(viii) of the Credit Agreement is hereby amended to read as follows:

(viii) the maturity date for any Incremental Term Loan shall not be earlier than the Maturity Date for, and the weighted average life to maturity of any Incremental Term Loan shall be no shorter than that of, the Revolving Loans and the Term Loan;

(g) Section 2.01(d)(ix) of the Credit Agreement is hereby amended to read as follows:

(ix) the interest rate margins and, subject to Section 2.01(d)(viii), the amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and Lenders providing such Incremental Term Loan; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or an adjusted Eurocurrency Rate or Base Rate floor, with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin with respect to the existing Term Loan) applicable to any Incremental Term Loan will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including the adjusted Eurocurrency Rate and Base Rate floors), original issue discount and upfront fees) for the existing Term Loan, unless the interest rate margins with respect to the Term Loan are increased by an amount equal to (a) the all-in yield with respect to the Incremental Term Loans minus (b) the corresponding all-in yield on the Term Loan minus (c) 0.50%; and

(h) Section 2.05(a)(i) of the Credit Agreement is hereby amended to read as follows:

(i) Revolving Loans, Term Loan and Incremental Term Loans. The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans, the Term Loan and/or the Incremental Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 2:00 p.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (D) any prepayment of the Term Loan and/or the Incremental Term Loans shall be applied ratably to the remaining principal amortization payments and (E) any such notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions. Each such notice shall specify the date and amount of such prepayment and the Type(s) and currencies of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(i) The following new subsections (iii), (vi) and (v) are added to Section 2.05(b) of the Credit Agreement:

(iii) Dispositions. The Borrower shall prepay the Term Loan and Incremental Term Loans as provided in subsection (v) below in an aggregate amount equal to 100% of the Net Cash Proceeds received from time to time by any Loan Party or any Subsidiary from all Dispositions (other than Permitted Transfers, Dispositions set forth on Schedule 8.05, and Dispositions under Sections 8.05(b) or 8.05(d)) which result in the receipt by the Parent and its Subsidiaries of aggregate Net Cash Proceeds in excess of $5,000,000 in any fiscal year, to the extent such Net Cash Proceeds are not reinvested in assets (excluding current assets as classified by GAAP) that are useful in the business of the Borrower and its Subsidiaries within 365 days after the date of the receipt of any Net Cash Proceeds from each such Disposition (or, if the Parent or the relevant Subsidiary, as applicable, has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, 545 days following receipt of such Net Cash Proceeds).

(iv) Debt Issuances. Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loan and Incremental Term Loans as provided in subsection (v) below in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v) Application of Mandatory Prepayments under Sections 2.05(b)(iii) and 2.05(b)(iv). All amounts prepaid pursuant to Sections 2.05(b)(iii) and 2.05(b)(iv) shall be applied ratably to the Term Loan and the Incremental Term Loans (in each case, ratably to the remaining principal amortization payments).

(j) The following new Section 2.07(d) is added to the Credit Agreement:

(d) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Payment
September 30, 2012	$4,375,000
December 31, 2012	$4,375,000
March 31, 2013	$4,375,000
June 30, 2013	$4,375,000
September 30, 2013	$4,375,000
December 31, 2013	$4,375,000
March 31, 2014	$4,375,000
June 30, 2014	$4,375,000
September 30, 2014	$4,375,000
December 31, 2014	$4,375,000
March 31, 2015	$4,375,000
June 30, 2015	$4,375,000
September 30, 2015	$4,375,000
December 31, 2015	$4,375,000
March 31, 2016	$4,375,000
June 30, 2016	$4,375,000
September 30, 2016	$4,375,000
December 31, 2016	$4,375,000
March 31, 2017	$4,375,000
Maturity Date	remaining outstanding balance

(k) Section 5.02 of the Credit Agreement is hereby amended by adding the following as the last sentence of such section:

Notwithstanding anything in this Agreement to the contrary, the only conditions precedent to the Borrowing of the Term Loan on the First Amendment Effective Date are the conditions precedent set forth in Section 2 of the First Amendment.

(l) The references to “Equity Issuance” in Section 8.02(o) of the Credit Agreement are hereby replaced with “equity issuance”.

(m) The proviso following subclause (d) of Section 11.01 of the Credit Agreement is hereby amended to read as follows:

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (iv) a Commitment Increase Amendment shall be effective if executed by the Loan Parties, each Lender providing an Incremental Term Loan Commitment or an increase in Revolving Commitments and the Administrative Agent and (v) the Administrative Agent may (at the direction of the Arranger and after (i) three Business Days’ prior written notice to the Borrower and (ii) the Loan Parties’ failure to enter into the requested amendment on or prior to such third Business Day) amend or modify any provision of this Agreement or the other Loan Documents solely to implement the “flex provisions” contained in the Fee Letter that the Arranger is then entitled to implement under the Fee Letter purely to give effect to such “flex provisions” and, in each case such amendments and modifications shall become effective without any further action or consent of any Lender, any Loan Party or other party to any Loan Document. The Lenders hereby expressly authorize the Administrative Agent to enter into any amendment to the Loan Documents contemplated by clause (v) of the preceding sentence.

(n) Section 11.06(b)(i)(B) of the Credit Agreement is hereby amended by adding “Term Loans and” immediately following the phrase “and $1,000,000 in the case of an assignment of”.

(o) Clause (B) of Section 11.06(b)(ii) of the Credit Agreement is hereby amended by adding “, its outstanding Term Loans” immediately following the phrase “(and the related Revolving Loans thereunder)”.

(p) Section 11.06(b)(iii)(B) of the Credit Agreement is hereby amended to read as follows:

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Incremental Term Loan Commitment, Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan or Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(q) Schedule 2.01 to the Credit Agreement is hereby replaced with Schedule 2.01 attached hereto.

(r) RBS Citizens, N.A. shall have the title of “Syndication Agent”.

2. Effectiveness; Conditions Precedent. This Amendment shall be effective upon satisfaction of the following conditions precedent:

(a) Loan Documents. Receipt by the Administrative Agent of copies of this Amendment duly executed by the Borrower, the Guarantors and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of a certificate of a Responsible Officer of each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel, (i) certifying that the Organization Documents of such Loan Party delivered on the Closing Date have not been amended, supplemented or otherwise modified and remain in full force and effect as of the First Amendment Effective Date, or, if such Organization Documents have been amended, supplemented or otherwise modified, attaching certified copies of the Organization Documents and (ii) attaching resolutions of such Loan Party approving and adopting this Amendment, the transactions contemplated herein and authorizing the execution and delivery of this Amendment and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the First Amendment Effective Date.

(d) Perfection of Liens. To the extent not previously received, by the Administrative Agent, receipt by the Administrative Agent of the following:

(i) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral; and

(ii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto.

(e) Financial Statements. Receipt by the Administrative Agent of (i) unaudited quarterly consolidated financial statements of the Acquired Business for each calendar quarter ending after December 31, 2011 and prior to the First Amendment Effective Date (such quarterly financial statements to be delivered within three (3) Business Days following the Borrower’s receipt thereof and in any event within 45 days after the end of such quarter) and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent and its Subsidiaries as of and for the four quarter period ending December 31, 2011 and each four quarter period ending thereafter (to the extent such period ends at least 45 days prior to the First Amendment Effective Date), in each case, prepared after giving effect to the PORTIA® Acquisition.

(f) PORTIA® Acquisition. Receipt by the Administrative Agent of a copy of the Purchase Agreement (together with all exhibits, schedules, amendments, supplements and modifications thereto) and all certificates, opinions and other documents delivered thereunder certified by a Responsible Officer of the Borrower as being true, complete and correct. Prior to or substantially concurrently with the Credit Extension on the First Amendment Effective Date, the PORTIA® Acquisition shall be consummated pursuant to the Purchase Agreement, and no provision of the Purchase Agreement shall have been altered, amended or otherwise changed or supplemented or any condition therein waived, in each case, in any manner materially adverse to the Lenders (in their capacity as such) without the consent of the Arranger and the Administrative Agent (it being understood that any change in the purchase price (other than working capital adjustments forth in the Purchase Agreement) shall be deemed materially adverse to the Lenders).

(g) Purchase Agreement Representations; Specified Representations; Closing Date Certificate. (i) The representations and warranties made by the Seller in the Purchase Agreement that are material to the interests of the Lenders under the Credit Agreement and the other Loan Documents shall be true and correct on and as of the First Amendment Effective Date, but only to the extent that the Borrower or any of its Affiliates have the right to terminate the Borrower’s or any such Affiliate’s obligations under the Purchase Agreement or decline to consummate the PORTIA® Acquisition as a result of a breach of such representations and warranties; (ii) the representations and warranties of the Loan Parties set forth in Section 6.01(a)(i), Section 6.01(a)(ii) (with respect to the execution, delivery and performance of the Loan Documents), Section 6.02, Section 6.03(a), 6.03(b) (with respect to Laws), Section 6.04, Section 6.14, Section 6.19 (subject to the Certain Funds Provisions), and Section 6.21 shall be true and correct; (iii) the ratio of Consolidated Funded Indebtedness as of the last day of the most recently ended fiscal month to Consolidated EBITDA for the most recently ended four fiscal quarter period (calculated on a Pro Forma Basis after giving effect to the Term Loan and the PORTIA® Acquisition) shall not exceed 2.25 to 1.00 and (iv) the Administrative Agent shall have received (A) a certificate from the chief executive officer, president or chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to the matters set forth in this Section 2(g) and (B) a certificate from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the Loan Parties are Solvent on a consolidated basis.

(h) Company Material Adverse Effect. There shall not have occurred since December 31, 2011, a material adverse effect on (a) the business, assets, results of operations or financial condition of the Acquired Business (taken as a whole), or (b) the ability of the Seller and the applicable affiliates of the Seller, taken as a whole, to consummate the transactions contemplated by the Purchase Agreement, in each case other than an effect resulting from any one or more of the following: (i) any change in the United States or foreign regulatory or political conditions, economies or securities or financial markets in general (including fluctuations in exchange or interest rates) (other than to the extent such change disproportionately affects the applicable members of the group comprised of the Seller and all of its respective affiliates (the “Seller Group”)); (ii) any change that generally affects any industry in which the Acquired Business operates (other than to the extent such change disproportionately affects the applicable members of the Seller Group); (iii) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of February 28, 2012; (iv) any action taken by the Borrower or any of its affiliates with respect to the transactions contemplated by the Purchase Agreement or with respect to the Acquired Business; (v) the effect of any changes in applicable laws or accounting rules; (vi) any effect resulting from the announcement of the Purchase Agreement, compliance with the terms of the Purchase Agreement or the consummation of the transactions contemplated by the Purchase Agreement, including the loss of, or impact on the relationship of the Acquired Business with, any employees, customers, suppliers, partners or distributors; (vii) any action taken by any member of the Seller Group which the Borrower has expressly requested; or (viii) any failure of the Acquired Business to meet forecasts, predictions, guidance, estimates, milestones or budgets (provided that the underlying causes of such failure are not excluded by this clause (viii)).

(i) Request for Credit Extension. Receipt by the Administrative Agent of a Request for Credit Extension for the Term Loan in accordance with the requirements of the Credit Agreement.

(j) Fees. Receipt by the Administrative Agent, the Arranger and the Lenders of all fees required to be paid on or before the date hereof.

(k) Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the date hereof.

3. Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Amendment is a Loan Document.

4. Joinder of New Lender.

(a) Each of the Persons identified as a “New Lender” on the signature pages hereto (each, a “New Lender”) hereby agrees to provide Commitments in the amount set forth on Schedule 2.01 hereto, and the initial Applicable Percentage of the New Lender shall be as set forth therein.

(b) Each New Lender (i) represents and warrants that (A) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (B) it meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement, (ii) confirms it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment, (iii) confirms it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, (iv) if it is a Foreign Lender, agrees to provide any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the New Lender; and (v) agrees that (A) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (B) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(c) The Loan Parties agree that, as of the date hereof, each New Lender shall (i) be a party to the Credit Agreement and the other Loan Documents, (ii) be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents, and (iii) have the rights and obligations of a Lender under the Credit Agreement and the other Loan Documents.

5. Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Loan Party and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and to general principles of equity.

(c) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by such Loan Party of this Amendment.

(d) The execution and delivery of this Amendment does not (i) contravene the terms of its Organization Documents or (ii) violate any Law.

6. Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy or other secure electronic format (.pdf) shall be effective as an original.

7. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

10. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	SS&C TECHNOLOGIES, INC., a Delaware corporation

	By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President, Chief Financial Officer and Treasurer

GUARANTORS:	SS&C TECHNOLOGIES HOLDINGS, INC., a Delaware corporation

	By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President, Chief Financial Officer and Treasurer

SS&C TECHNOLOGIES NEW JERSEY, INC., a New Jersey corporation

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President and Treasurer

FINANCIAL MODELS COMPANY LTD., a New York corporation

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President and Treasurer

PC CONSULTING, INC., a Utah corporation

By:	/s/ Patrick J. Pedonti
Name: Patrick J. Pedonti
Title: Senior Vice President and Treasurer

SS&C TECHNOLOGIES, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT